UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	artificial intelligence and related new technologies that may present business, compliance and reputational risks;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: August 21, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions primarily received through May 31, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

We received a high volume of shareholder questions in May. To share information in as timely a manner as possible, we published our responses in multiple installments. This is the second and final of the installments.

These questions include a response related to the profitability profile of our various products. We do not have business operating segments. We have one reportable segment but disclose revenue by type and product area to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the individual product areas. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by central teams. The allocation of these expenses to product areas may also change over time.

PitchBook

1.	Management has mentioned that corporate was a source of pressure at PitchBook recently. Within the “Company” end market, where has spending slowed? Do you expect corporate to remain your largest customer vertical at ~30% in the long run? Or do you see your core group of VCs and banks having greater mix in the future? In the long run, will the corporate mix be closer to 2016 levels (~10%) or 2022 levels (~30%)? When do you expect churn to ease in the corporate sector? Where are you seeing incremental opportunities to accelerate the growth of PitchBook?

The segment that is most vulnerable in the current environment is the company (corporate) segment and, within that segment, we see particular vulnerability with start-ups and corporate development teams. This pressure stems from reduced demand from corporate clients, as M&A activity slowed and as companies were constrained in their ability to add seats and/or renew contracts. Despite this pressure, retention rates have remained relatively steady for the year-to-date through June 30 with our customers in this segment. In a cost-conscious environment, we also see opportunities to help corporates think about consolidating further business with us.

In the current environment, we continue to see strong growth across our core investor segments (including private equity and venture capital), and we also see opportunities in private credit with the acquisition of LCD. We continue to see growth in our direct data product as well.

We don’t provide guidance as to our expectations of long-term future client or segment mix. We have large addressable markets across geography and client type and see significant opportunities across all segments, despite near-term headwinds.

2.	You previously cited a $6.5 billion TAM for PitchBook. Please provide more detail on how MORN comes to that estimate, such as the number of users or the number of firms contained in that estimate. Please provide an update of PitchBook’s customers by firm type. Please provide a breakdown of the TAM by firm type. What is the 2022 sales mix of PitchBook by end market (e.g., Company, Venture Capital, Private Equity, etc.)? What customer segment were the bulk of new licenses added in Q1 23?

Our methodology for sizing PitchBook’s total addressable market (TAM) has remained consistent with the methodology we disclosed in 2021. To be included in the TAM, a firm must be active in at least one use case that PitchBook supports, with the exception of the company (corporate) segment, which requires three use cases for inclusion. Examples of use cases include identification of comparables and valuation work, deal sourcing, market intelligence, raising capital, etc.

The $6.5 billion TAM cited as of April 2023 included more than 130,000 firms. The company (corporate) and investor segments each accounted for roughly one-third of PitchBook’s TAM by firm count and the service provider segment accounted for roughly one quarter of the TAM, with the remainder coming from the limited partner segment. Increases in the TAM since 2022 were driven by the ongoing expansion of PitchBook data globally and the addition of new use cases, which supports the identification and addition of new firms to the TAM.

The breakdown of PitchBook’s customers by firm type (based on logo count) as of April 2023 was as follows:

Detailed Market Segment	Percent of Total Logo Count
Company (Corporate)	31%
Private Equity	10%
Other Investor	14%
Venture Capital	14%
Total Investor	38%
Limited Partner	6%
Lender	2%
Other Service Provider	11%
Investment Bank	10%
Total Service Provider	23%
Non-core	2%
Totals	100%

The distribution of annual contract value by major market segment (company (corporate), investor, service provider, limited partner) as of April 2023 was largely in line with the mix by logo count shared above. The shares of ACV attributable to the company (corporate) and investor segments were slightly lower than the percents by logo count for those segments, while the share of ACV attributable to the service provider segment was somewhat higher than the service provider percent by logo count.

While we don’t disclose licenses by customer segment, when we look at new logos added in the first quarter of 2023, the mix was similar to the client logo by major segment breakdown shared above.

3.	Has sales productivity in PitchBook changed materially in the last couple years?

Sales productivity increased sharply in 2021, when we experienced particularly strong demand for PitchBook licenses. Starting in mid-2022, sales productivity has returned to levels similar to those experienced during the period from 2018 through 2020.

4.	What is the sales mix split between enterprise license deals (all have access) versus per seat licenses (e.g., 3 to 49 seat deals)? What is the range of annual subscription prices ($ per year) for enterprise clients?

As of early July 2023, PitchBook’s enterprise license contracts accounted for roughly 20% of total annual contract value related to active PitchBook accounts; individual seat-based contracts accounted for roughly 80%.

For competitive reasons, we do not disclose the range of annual subscription prices for enterprise clients.

5.	How have the venture capital & private equity revenue retention rates fared in this environment? What are you seeing from an end market demand standpoint for PE/VC?

In March 2023, we noted that revenue renewal rates remained consistent for our core client segments (including private equity and venture capital) through the second half of 2022 and we have not seen any change in that trend. Demand (as measured by lead generation) in the core VC and PE market remains robust, although we’ve seen a slight weakening of conversion rates relative to a particularly strong 2021 and first half of 2022. Conversion rates remain in line with the longer-term trend.

Morningstar Wealth

6.	What are the most important initiatives under Morningstar Wealth to realize margin accretion / near-term profit contribution (excl. market impact)? Could you please break down the $30-40m investment (e.g., hiring for new products like direct indexing or TAMP investments, etc.) and path to improved sales/profit realization?

During 2021 and 2022, our investments in Morningstar Wealth were geared at building our global wealth platforms. Our goal in sharing the investment ranges in the presentation at the 2022 Annual Shareholder Meeting was to provide more transparency into the levels of organic investment in the business and relative comparisons. Most of the investment in Wealth has gone to hiring and to implementing third-party technology partnerships to build our US and UK Wealth Platforms, which provide digitally enabled investment and productivity services that embed us in the advisor workflow.  We’ve hired software engineers, architects, product managers and designers to build both back- and front-end technology applications that automate important steps of the advisor workflow. The investment also supported the expansion of our go-to-market activities through sales, marketing, and account management.

To realize the returns on these investments (and accompanying margin accretion), our focus is on building out capabilities to attract new advisors and assets to the platforms. In the US, where our largest investment was made, we believe that asset growth will be driven by the acquisition of new advisors attracted to the benefits of our intuitive, easy-to-use digital workflows that serve advisors and allow them to focus on running their practices. On our platforms, advisors can serve their clients by utilizing our differentiated, proprietary investment strategies, direct indexing and tax managed portfolios, and the recently launched curated third-party models.

In addition, we have also realigned our sales coverage. We have experienced recent success, evidenced by growth in lead generation, advisor proposal generation, and new account openings, although we need to keep scaling these meaningfully.  We are also focused on obtaining a greater share of the assets of advisors who currently use our platform. Finally, we are working to increase automation of account openings and other service requests. We have noted that the return horizon here is longer than we see with investments in our license-based product areas, and we will continue to provide updates on our progress.

7.	What is the appropriate peer or business model we should look at for what Morningstar Wealth margins could be – is it Envestnet or another peer? To level set, Wealth was disclosed as $234m at a prior AGM, what was the annual sales in 2021 and 2022 and organic sales contribution over the past 2 years? Aggregating all the products under “Morningstar Wealth”, what would be its run-rate contribution $ (before and after the incremental organic investments)?

For public company comparables, we look to Envestnet, AssetMark, SEI, and Iress (in Australia) which all have certain similar business characteristics. That said, there are some important differences between the composition of these businesses and our offerings under Morningstar Wealth, which include our US and international wealth platforms, proprietary investment offerings in the US, UK, Australia and South Africa, portfolios accounting and reporting services via Morningstar Office, account aggregation services via ByAllAccounts, and the subscription and advertising revenue via Morningstar.com.

Morningstar Wealth revenue totaled $234 million in 2021 and $225 million in revenue in 2022. Increases in reported revenue from our Praemium acquisition were more than offset by declines in Investment Management that we noted in our fiscal year 2022 results.  Organic revenue (which excludes Praemium and currency fluctuations during the period) declined 2.2% due primarily to the performance of Investment Management. We don’t disclose expenses at the product area level, but, as we noted in this year’s Annual Shareholder Meeting, the current Wealth business has below average margins as compared to corporate average across Morningstar, based on certain cost allocations and assumptions.

Operating Margin

8.	We are trying to get a better sense of what year over year compensation/benefits cost growth should look like once we lap the headcount investments and when those investments will lapse. So, looking historically only at like-for-like comp/benefits, excluding impact of bonuses and new headcount/hiring, what has been the year-over-year growth in compensation/benefit expense (on a $ and % basis)? Given sequentially slowing headcount, in what future quarter will we fully lap the YOY headcount investments from the past year?

As we shared in our supplemental quarterly deck for the quarter ended December 31, 2022, compensation costs, defined as salary, benefits and bonus, and including severance, increased by $97.5 million in 2022, excluding expenses added back in the calculation of adjusted operating income. Excluding the $48.3 million decline in bonus expense in 2022 (which includes cash bonuses and related expenses including payroll taxes and the associated employer match), salaries, employee-sponsored benefits, and severance increased by $145.8 million in 2022 compared to the prior year. Roughly $12 million of this increase was related to headcount additions associated with the LCD and Praemium acquisitions. Merit increases accounted for $34 million of the growth with an associated increase in payroll taxes of roughly $3.7 million, while benefits per employee were roughly flat year-over-year. In total, compensation costs, excluding the impact of acquisitions, bonuses, and headcount growth, increased approximately 6% in 2022.

We expect our headcount growth to slow significantly during the course of 2023, a trend that was evident on a sequential basis in the first half of 2023 and that we expect will continue in the second half of 2023 when we will fully lap our 2022 headcount growth.

9.	What drove the step change in higher G&A expense as a % of revenue in 2019? Can MORN return G&A to ~14% of revenue like it was between 2015-2018, or did something structurally change with the company?

Increases in general and administrative expenses between 2018 and 2019 and over the longer period between 2018 and 2022 were driven by several different factors. Between 2018 and 2019, key drivers of increased general and administrative expenses included higher compensation (including costs related to the DBRS Morningstar acquisition), rent expense, professional fees primarily related to acquisition-related expenses for DBRS, and stock-based compensation, including costs related to the PitchBook management bonus plan.

Between 2018 and 2022, the increase in G&A costs has been driven in large part by higher compensation costs, higher professional fees, and higher stock-based compensation. These represent corporate functions including compliance, finance, human resources, and legal that are important as we scale our operations to support growth, as well as certain expenses related to acquisitions and the reduction and shift of our China operations that we exclude from our calculation of adjusted operating income, a non-GAAP measure. We look at these cost categories closely and we are reducing discretionary costs, including travel and professional fees. Our most significant lever when it comes to expense growth is headcount and we’re slowing headcount growth broadly across the company.

10.	Do you have the systems in place to provide visibility into product-level contribution margins and if so, do you manage to product level contribution margins in your 3-year operating plans? How do you judge past investment spending and how often are expense budgets reviewed?

Our financial systems report a variety of financial and performance information on the product level, giving effect to direct costs. Given the significant reliance on central functions to support each product area, we employ a variety of cost allocation methodologies to directionally attribute certain pools of centralized expenses to the product areas and arrive at product area estimated margins. These central function expenses include company-wide capabilities and include costs related to data collection, research, sales and marketing, customer service, information, corporate functions (finance, human resources, legal) and equity compensation, among other areas.

We have a comprehensive budget and three-year planning process under which we set financial targets and allocate resources across the company.  We review the performance of product areas, including revenue and direct expenses regularly relative to our budgets, the investments we have made, and our OKRs (Objectives and Key Results). We modify plans for the year based on these reviews and financial performance relative to our budgets.

11.	Please describe what is included in the non-operating (gains) losses adjustment to arrive at your calculation of adjusted diluted net income. Why was the adjusted diluted EPS number of $1.60 initially given in the Q2 press release, adjusted down to $1.30? Was this a typo or were the auditors not happy with something in the initial calculation?

For the quarter ended June 30, 2023, the non-operating (gains) and losses referenced in the calculation of adjusted diluted net income per share primarily consisted of unrealized gains and losses on investments that we hold to replicate model portfolios and strategies created by Investment Management. These are included in other income (loss), net in the Consolidated Statements of Income. For the six months ended June 30, 2023, non-operating (gains) losses included the $11.8 million of net expense related to the termination of our license agreement with SBI Global Asset Management (formerly Morningstar Japan K.K.), recognized in the quarter ended March 31, 2023, as well as unrealized gains and losses on investments. The net expense related to the license agreement termination was reflected in the expense from equity method transaction, net in the Consolidated Statements of Income.

We corrected the calculation of adjusted diluted net income per share and the related percentage changes of adjusted diluted net income per share for the quarter ended June 30, 2023, following the identification of a clerical error in the calculation. Specifically, we incorrectly included the $11.8 million of net expense related to the termination of the license agreement with SBI Global Asset Management in the calculation of adjusted diluted net income per share for the three months ended June 30, 2023. There were no other changes to the earnings release or accompanying tables, and this was corrected before filing our Form 8-K for the earnings release and Form 10-Q.

In addition, footnote 3 to the supplemental data tables in the “Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)” section of the earnings release for the quarters ended March 31, 2023 and June 30, 2023 incorrectly noted that the non-operating (gains) losses referenced in the calculation of adjusted diluted net income per share included interest expense, which was a typo. Non-operating (gains) losses do not include interest expense.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 21, 2023	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer